Exhibit 99.1

                    GREAT LAKES COMPLETES OCTEL SPIN OFF

 WEST LAFAYETTE, Indiana - May 7, 1998 - Great Lakes Chemical Corporation's (NYSE:GLK) board of directors today approved the previously announced spin-off of the company's petroleum additives business, creating Octel Corp. (NYSE:OTL), an independent, publicly traded company.

           The board of directors declared a stock dividend pursuant to which each Great Lakes shareholder will receive one share of Octel Corp. common stock for every four shares of Great Lakes common stock owned on the record date of May 15, 1998. Great Lakes expects Octel Corp. stock will begin trading on the New York Stock Exchange on or around May 22, 1998.

           In connection with the spin off, Great Lakes will receive a special cash dividend, net of taxes and transaction costs, of approximately $300 million. The dividend was funded by cash reserves and debt retained by Octel Corp.

           Mark Bulriss, Great Lakes chief executive officer and president, stated, "The spin off enables the respective management teams of Great Lakes and Octel to focus on enhancing each company's competitive position in its respective industries. Increasing the value of each business will lead to producing greater total shareholder value over the long term."

           Octel Corp. is a global leader in the production and marketing of tetraethyl lead (TEL), an octane enhancer in gasoline. Additionally, it develops, manufactures and markets specialized chemicals used as fuel additives and performance chemicals.

           With 1997 sales from continuing operations of $1.3 billion, Great Lakes Chemical Corporation is the world's leading producer of certain specialty chemicals such as flame retardants, polymer stabilizers, fire extinguishants, water treatment chemicals, as well as a growing line of performance and fine chemicals. The stock of the company is traded on the New York Stock Exchange under the symbol GLK.

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                          Gregory Griffith - Media
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